Exhibit 10.2

Sales Contract

Contract No:

Supplier: Shenzhen JingMeiJing Technology Co., Ltd

Address:

Contact Person:	Tel:

Buyer: Shenzhen Zhongyun Communication Technology Co., Ltd

Address:

Contact Person:	Tel:

Due to business needs, the Buyer intends to purchase related electronic products from the Supplier. The Supplier agrees to sell electronic products to the Buyer (a detailed product list is attached). Based on the Contract Law of the People’s Republic of China and relevant laws and regulations, and in accordance with the principles of equality and mutual benefit, both parties have reached an agreement and hereby sign this contract to define their rights and obligations, which both parties shall abide by.

1. Product

No.	Product Name	Model	Quantity (Units)	Unit Price	Amount	Tax Amount

The total price tax is in RMB

During the validity period of this agreement, if there is an increase or decrease in the market price of the above products, both parties agree to settle payments based on the price stated in the signed and effective order.

Specifications

Size
Packaging Weight
Processor
RAM
Storage
Camera

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2. Quality Standards

2.1 The Supplier guarantees that the provided goods are brand new, unused, and manufactured using advanced production technology and the best materials. The Supplier shall provide products and services as per its promotional materials or the contract agreement.

2.2 The Supplier guarantees that the quality, specifications, performance, and technical parameters of the provided materials fully meet national standards and comply with national regulations. If there are design drawings, the products must conform to the drawings recognized by the Buyer;

2.3 The Supplier guarantees that the color, color number, and appearance of the materials provided are consistent with the sample confirmed on-site;

2.4 The Supplier guarantees that the materials provided are environmentally friendly and will provide a full set of inspection reports and environmental certification. The Supplier shall bear all costs related to product re-testing and inspections. For imported products, the Supplier must also provide a certificate of origin, customs declaration, and quarantine certificate;

2.5 The Supplier guarantees that the products provided have complete independent intellectual property rights or are legally authorized, and the Supplier shall bear full legal responsibility for any infringement of third-party intellectual property rights.

3. Packaging Standards, Supply, and Recycling

3.1 The product packaging must meet national or industry standards to ensure safe transportation and handling. If no national standards exist, industry standards shall apply; if neither exists, the Supplier shall follow the factory packaging standards. The Supplier’s packaging should display the Supplier’s name (or logo). Protective measures against moisture, rain, rust, shock, and corrosion must be taken to ensure that the quality, quantity, and performance of the goods are maintained.

3.2 Factory Standard Packaging: the packaging must include installation accessories, a certificate of conformity, a packing list, a user manual, technical parameters, and an original product quality certification or valid documents. If the product is imported, the Supplier must provide the certificate of origin, original factory quality certificate, customs declaration, tax invoice (original for Buyer’s verification, and a copy for Buyer’s records), inspection certificate issued by the commodity inspection bureau, complete original manufacturer documentation, Chinese installation instructions, installation diagrams, and other agreed supplementary materials.

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3.3 The Supplier shall provide the packaging materials. For packaging materials that may cause environmental pollution, the Supplier shall organize recycling and bear related costs.

3.4 The packaging costs are included in the contract price

4. Delivery Time, Location, Method, and Risk Allocation

4.1 Delivery Time: Within 45 days from the signing date of this contract;

4.2 The Supplier shall deliver the goods to the delivery place designated by the Buyer, and the Supplier shall be responsible for the storage, transportation, unloading, warehousing and other related expenses.

4.3 Before the Buyer officially receives the goods (i.e., all the goods are checked and accepted by the Buyer), including in transit or during unloading, any risks such as personal injury, damage or loss of goods shall be borne by the Supplier.

4.4 If the Supplier delivers the goods in advance, it shall be agreed by the Buyer. Otherwise, all risks of damage or loss of the products before the delivery date and all related storage and maintenance costs shall be borne by the Supplier.

5. Acceptance Standards, Methods, Location, and Deadlines

5.1 Acceptance Standards: As specified in Section 4.

5.2 Acceptance Method: The Buyer shall first sign and confirm the quantity and specification of the products, and confirm the quality of the products. The final acceptance shall be made by both parties;

5.3 The Supplier shall deliver the products to the designated location by the time specified in this contract or as required by the Buyers supply notice, and notify the Buyer to prepare for receipt 8 hours before the goods arrive; upon arrival at the delivery location, the Buyer should inspect and accept the goods within a reasonable time interval (4 hours during working hours, 8 hours during non-working hours); the Supplier is responsible for the delivery, acceptance, and settlement of the goods, while the Buyer conducts an initial inspection based on the packaging standards agreed upon in this contract, checking the appearance, quantity, model, and brand of the products, and signs to confirm receipt.

5.4 In case of disputes arising from acceptance, the inspection shall be conducted by a third-party product technical quality supervision and inspection agency, and the relevant expenses shall be borne by the responsible party.

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5.5 After receiving the product, if the Buyer finds that the model, specifications, quantity, and quality of the product do not comply with the terms of this contract, the Buyer may retain custody of the product (the costs incurred from retaining the goods shall be borne by the Supplier) and submit a written objection to the Supplier within the period specified in Article 5.6. The Buyer also has the right to refuse payment for any non-conforming products under this contract.

5.6 Acceptance Deadline: The quantity of products shall be confirmed on the day of delivery, and the Buyer shall confirm the quality within 3 days from the date of delivery. If there is no objection, it shall be deemed as no objection. If the quality does not meet the requirements of the contract, the Supplier shall replace the machine with a new one within 7 working days.

6. Quality Assurance and Liability

6.1 If a product is found to be non-compliant with quality requirements during or after use, the Supplier must replace it unconditionally.

6.2 The Buyer shall have the right to inspect the raw materials of the goods and send representatives to conduct random inspections at any time during the production process of the goods; if the quality and specifications of the products do not conform to the requirements and descriptions stipulated in the contract, or if the materials used do not meet the requirements, the representative of the Buyer shall have the right to request the supplier to make improvements until the termination of the contract;

6.3 The Buyer’s on-site acceptance shall be considered as a preliminary confirmation only. If, during usage or after the use of the products, quality issues arise due to the products failing to meet contract standards, the Supplier shall bear full liability for compensation. Additionally, the Supplier shall also be responsible for any claims made by the Buyer’s clients or end-users resulting from such quality defects;

6.4 The Supplier shall provide a quality assurance period in accordance with national regulations. If national regulations specify a lifetime warranty or lifetime maintenance, the Supplier must comply with such provisions. If there is no national regulation, the quality assurance period shall be two years from the date of final project acceptance. If the issue is determined to be the Supplier’s responsibility, the Supplier must repair or replace the defective products unconditionally, covering all costs, including materials, labor, and transportation.

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7. Payment Terms

7.1 The Buyer shall pay 100% of the contract amount within 10 days after the contract becomes effective.

7.2 The Supplier shall issue a valid VAT invoice within 30 days after the Buyer accepts the products.

The invoice information is as follows:

Company Name:

Unified Social Credit Code:

Bank

Account Number:

Address:

7.3 If there is any change to the Supplier’s bank name, account name, or account number, the Supplier must notify the Buyer in writing at least 10 days in advance of the relevant payment deadline specified in the contract. If the Supplier fails to notify on time or provides incorrect information that affects the settlement process, the Buyer’s payment obligation shall be postponed accordingly.

7.4 If the Supplier provides false invoices or non-compliant invoices, the Supplier shall bear all losses and tax penalties incurred by the Buyer, regardless of when the issue is discovered. Additionally, the Supplier must replace the false or non-compliant invoice within the specified time limit.

8. Breach of Contract

8.1 If the Supplier fails to deliver the goods on the date stipulated in the contract or on the date specified by the Buyer, the Supplier shall bear liability for delayed delivery. For each day of delay, the Supplier shall pay the Buyer 0.5% of the total contract amount as a penalty. If the penalty is insufficient to cover the Buyer’s actual losses, the Supplier shall compensate for the actual loss, including direct and indirect losses caused by the delay, such as delays in the Buyer’s project schedule (including claims from project owners).

8.2 If the Supplier delays delivery for more than 10 days, in addition to paying the penalty stipulated above, the Buyer has the right to terminate the contract;

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8.3 If the Supplier fails to deliver products that meet the agreed quality standards on the stipulated date, causing delays in the Buyer’s project schedule, the Supplier shall compensate the Buyer for direct and indirect losses, including claims from project owners. If the Supplier delivers non-compliant products and the Buyer agrees to use them, both parties shall negotiate a revised payment. If the Buyer refuses to accept them, the Supplier shall replace the products and bear all penalties for late delivery. Additionally, the Buyer has the right to terminate the contract. If the Supplier’s product quality issues cause any financial loss to the Buyer, the Supplier shall be fully liable for compensation, and the Buyer retains the right to terminate the contract.

8.4 During bulk deliveries, if the Supplier is found to have delivered substandard products or products that do not meet the agreed standards, in addition to the breach of contract liability under Article 8.3, the Buyer has the right to directly deduct 10% of the total contract amount as liquidated damages per order.

8.5 If the contract is terminated due to the Supplier’s breach, the Supplier shall fully refund any advance payments or purchase amounts received from the Buyer within 2 days. If the Buyer has paid a deposit, the Buyer has the right to demand double the deposit amount within 2 days, without imposing any additional penalty on the Supplier.

8.6 If the Supplier breaches the contract, but the Buyer requires the Supplier to continue fulfilling the contract, the Supplier must do so after fulfilling all breach-related liabilities.

8.7 If the Buyer fails to pay the purchase price on time, the Buyer shall pay the Supplier a penalty of 0.5% per day for the unpaid amount, but the total penalty shall not exceed 20% of the total unpaid amount.

8.8 When performing the contract at a Buyer’s designated site, the Supplier must comply with all site management regulations set by the Buyer. If the Supplier causes any loss to the Buyer or a third party, the Supplier shall bear full liability for compensation, and the Buyer may directly deduct the compensation from the payment due to the Supplier.

8.9 If the Buyer terminates the contract under this agreement, all Supplier personnel and products must be removed within 2 working days from the date the Buyer issues a written termination notice. The Buyer has no obligation or responsibility to store or take care of the Supplier’s products after contract termination.

8.10 If either party violates the anti-corruption agreement, the violating party shall pay the other party a penalty of 5% of the total contract amount and compensate for any economic losses incurred. Additionally, the non-breaching party has the right to terminate the contract accordingly.

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9. Contract Termination Conditions

9.1 The contract may be terminated upon mutual agreement between both parties;

9.2 The contract may be terminated if force majeure prevents its execution.

9.3 The contract may be terminated when other contractually agreed-upon termination conditions are met.

10. Dispute Resolution

In the event of a dispute arising during the execution of this contract, both parties shall attempt to resolve it through negotiation. If negotiation fails, either party may file a lawsuit in the People’s Court in the Buyer’s location in accordance with the law.

11. Other

11.1 The annexes to this contract are an integral part of the contract. If there are any unresolved matters, both parties may negotiate and sign a supplementary agreement, which, upon signing and stamping, shall have the same legal effect as this contract.

11.2 Before, during, and after the execution of this contract, neither party may disclose any materials or information provided by the other party, including but not limited to trade secrets, technical data, drawings, figures, customer information, and other business-related information, without prior written consent from the other party. This confidentiality clause remains valid even if the contract is terminated or revoked.

11.3 If either party violates the confidentiality clause, the responsible party shall pay the other party a penalty equal to 5% of the total contract amount. If this penalty does not fully compensate for the damages suffered by the other party, the responsible party shall compensate for the actual losses incurred.

11.4 If any changes occur to the parties’ contact information, account details, or other contractual information, the affected party must notify the other party in writing. If no such notice is given, it will be assumed no changes have been made.

11.4 This contract is made in two original copies, with each party holding one copy. The contract shall take effect upon signature by the authorized representatives of both parties and upon affixing the official company seals or contract-specific stamps.

Supplier:	Buyer:
Bank:	Bank:
Account Number:	Account Number:
Tax Number:	Tax Number:
Representative:	Representative:
Date:	Date:

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